Exhibit 10.2
2017 INCENTIVE PLAN
OF
CARRIZO OIL & GAS, INC.
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (“Agreement”) is effective as of _____ ___, 20___ (the “Grant Date”), by and between Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), and ____________________ (the “Grantee”).
The Company has adopted the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective May 16, 2017 (as amended, modified or supplemented from time to time, the “Plan”), by this reference made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
Pursuant to the Plan, the Committee, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the restricted stock units provided herein in order to provide Grantee with additional remuneration for services rendered, to encourage Grantee to remain in the service of the Company as a Nonemployee Director and to increase Grantee’s personal interest in the continued success and progress of the Company.
The Company and Grantee therefore agree as follows:
1.Grant of Restricted Stock Units. Subject to the terms and conditions herein, effective as of the Grant Date, the Company hereby awards to the Grantee, pursuant to the Plan, a right to receive ______ shares of Common Stock of the Company, par value $.01 per share, or the cash equivalent thereof (“Restricted Stock Units”).
2.    Vesting Schedule and Settlement. Subject to the provisions of paragraph 3 hereof, the Restricted Stock Units shall vest on [the first anniversary of the Company’s Annual Meeting of Shareholders which most recently preceded the Grant Date] [___________, 20___] (the “Vesting Date”); provided that the Grantee remains in continuous service as a Nonemployee Director with the Company through the Vesting Date.
Notwithstanding the foregoing, Upon a Change in Control while the Grantee remains in continuous service as a Nonemployee Director with the Company, all unvested Restricted Stock Units shall immediately vest and such occurrence shall be deemed a Vesting Date for purposes of this Agreement.
As soon as practicable but in no event later than thirty (30) days following the occurrence of the Vesting Date or vesting pursuant to paragraph 3, the Company shall deliver to the Grantee or, as applicable, the Grantee’s legal representative, beneficiary or heir (i) certificates representing the applicable number shares of Common Stock or cause the applicable number of shares of Common Stock to be evidenced in book entry form in the Grantee’s name in the stock register of the Company maintained by the Company’s transfer agent, (ii) cash equal to the Fair Market Value of the applicable number of shares of Common Stock on such Vesting Date, or (iii) any combination of (i) or (ii).
3.    Termination of Service; Forfeiture. Upon termination of the Grantee’s service as a Nonemployee Director with the Company as a result of the death of the Grantee, the Restricted Stock Units shall immediately vest.
Upon termination of the Grantee’s service as a Nonemployee Director of the Company without the consent of a majority of the other members of the Board of Directors for any reason other than death, all Restricted Stock Units that have not previously vested shall be immediately forfeited to the Company.
4.    No Ownership Rights Prior to Issuance of Shares of Common Stock; No Dividend Equivalents. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Restricted Stock Units, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in paragraph 2.
5.    Restrictions Imposed by Law. Without limiting the generality of Section 16 of the Plan, the Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such exercise or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
6.    Assignability. Except as expressly provided herein, the Restricted Stock Units are not transferable (voluntarily or involuntarily) other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the “Code”) or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a “QDRO”), and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the award provided for herein shall immediately become null and void, and the Restricted Stock Units shall be immediately forfeited.
Notwithstanding the foregoing, the Restricted Stock Units are transferable by the Grantee to (i) the spouse, children or grandchildren of the Grantee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (“Immediate Family Member Trusts”), or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety‑nine percent (99%) of the equity, profit and loss interests (“Immediate Family Member Partnerships”). Subsequent transfers of a transferred Restricted Stock Unit shall be prohibited except by will or the laws of descent and distribution or pursuant to a QDRO, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Restricted Stock Units shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of service shall continue to be applied with respect to the original Grantee.
7.    Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
Attention: Human Resources
with a copy to:
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
Attention: Law Department
Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address, or shall be sent to the Grantee’s e‑mail address specified in the Company’s records.
8.    Grantee Service. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the service of the Company as a Nonemployee Director.
9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
10.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the paragraphs of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
11.    Duplicate Originals. The Company and the Grantee may execute any number of copies of this Agreement. Each executed copy shall be an original, but all of them together represent the same agreement.
12.    Rules by Committee. The rights of the Grantee and obligations of the Company hereunder shall be subject to such reasonable rules and regulations as the Committee may adopt from time to time hereafter.
13.    Entire Agreement. Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement and the Plan contains the entire agreement between the parties hereto with respect to the Restricted Stock Units and replaces and makes null and void any prior agreements, oral or written, between Grantee and the Company regarding the Restricted Stock Units.
14.    Code Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Code Section 409A as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
15.    Grantee Acceptance. Grantee shall signify acceptance of the terms and conditions of this Agreement by executing this Agreement and returning an executed copy to the Company.
CARRIZO OIL & GAS, INC.

By:
S.P. Johnson, IV
President

ACCEPTED:

Grantee